Exhibit 99.3

January 29, 2025

Omnicom Group Inc.

280 Park Avenue

New York, NY 10017

Re:

Amendment No. 1 to Registration Statement on Form S-4 (No. 333-284358) of Omnicom Group Inc. (the “Company”) relating to shares of common stock, par value $0.15 per share, of the Company filed on January 29, 2025 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated December 8, 2024 (“Opinion Letter”), with respect to the fairness to the Company from a financial point of view of the Exchange Ratio (as defined in the Opinion Letter) in the Transaction (as defined in the Opinion Letter).

The Opinion Letter is provided for the information and assistance of the board of directors of the Company, in its capacity as such, in connection with and for the purposes of its evaluation of the Transaction. We understand that the Company has determined to include the Opinion Letter in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinions of Financial Advisors—Opinion of PJT Partners LP, Omnicom’s Financial Advisor,” “The Merger—Background of the Merger”, “The Merger—Recommendation of the Omnicom Board of Directors and Reasons for the Merger”, “The Merger—Opinion of PJT Partners LP, Omnicom’s Financial Advisor” and “The Merger Agreement—Representations and Warranties” and to the inclusion of the Opinion Letter in the joint proxy statement/prospectus included in the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement (including any subsequent amendments to the Registration Statement), prospectus or proxy or information statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the board of directors of the Company, including any committee thereof, or the Company without our prior consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

[Signature page follows]

280 Park Avenue | New York, NY 10017 | t. +1.212.364.7800 | pjtpartners.com

Very truly yours,

/s/ PJT Partners LP
PJT Partners LP

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